Exhibit (23)(e)

                   [The Chicago Corporation letterhead]

                    Consent of The Chicago Corporation

We hereby consent to the summarization of our fairness opinion letter and references to our firm under the captions "SUMMARY -- Opinion of Financial Advisor" and "PROPOSED MERGER" and to the inclusion of such letter as as Appendix to the Proxy Statement - Prospectus which is part of this Registration Statement on Form S-4 of NBD Bancorp, Inc. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


The Chicago Corporation

/s/The Chicago Corporation


Chicago, Illinois
April 18, 1995